Exhibit 99.1

Diplomat Announces 3rd Quarter Financial Results

3rd Quarter Revenue Increased 25%

Direct and Indirect Remuneration (“DIR”) Fees Negatively Impact Profit

FLINT, Mich., November 2, 2016 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended September 30, 2016.  All comparisons, unless otherwise noted, are to the quarter ended September 30, 2015.

Third Quarter 2016 Highlights include:

•                  Revenue of $1,181 million, an increase of 25% or $234 million

•                  12% organic revenue growth

•                  Total prescriptions dispensed of 266,000, an increase of 9%

•                  Gross margin of 6.6% versus 8.0%

•                  Gross profit per prescription dispensed of $289, compared to $301

•                  Net income attributable to Diplomat of $5.4 million, a decrease of $10.6 million

•                  Adjusted EBITDA of $22.6 million, a decrease of $10.4 million

•                  Adjusted EBITDA margin of 1.9% versus 3.5%

•                  EPS of $0.08 per diluted common share versus $0.24

•                  Adjusted EPS of $0.21 versus $0.27

•                  Third quarter revenue and profit measures, compared to the year ago period, were negatively impacted by an incremental $8 million of DIR fees, of which $4 million was retroactive to Q1 and Q2 2016

Phil Hagerman, CEO and Chairman of Diplomat, commented “We are disappointed with our third quarter results, which were significantly impacted by the softness in the hepatitis C business nationwide, as well as by DIR fees. The methodology and transparency around how PBMs are applying these DIR fees changed materially in 2016, and while we cannot reverse the impact they had on this quarter, we are working with our partners in the specialty pharmacy industry and with legislators to achieve an amicable solution to this problem.”

“Despite the pressure we felt during the third quarter, our largest therapeutic category, oncology, continued to lead our growth. Driven by strong trends such as limited distribution, our oncology business increased 57% year over year, and 36% on an organic basis. We also have confidence in Diplomat’s future prospects as we see continued growth in the robust drug development pipeline, a number of early wins from our strategy of marketing directly to payors and health plans, and our ability to make strategic acquisitions in the core specialty pharmacy industry, as well as in expanding complementary service areas.”

Third Quarter Financial Summary:

Revenue for the third quarter of 2016 was $1,181 million, compared to $947 million in the third quarter of 2015, an increase of $234 million or 25%.  The increase was the result of 12% organic revenue growth driven by approximately $79 million of revenue from drugs that were new in the past year and approximately $65 million from the impact of manufacturer price increases.  Approximately $119 million of the increase was from our TNH Advanced Specialty Pharmacy (“TNH”) acquisition.  The organic growth was partially offset by approximately $8 million in incremental DIR fees and a shift in hepatitis C drug mix from those drugs that existed a year ago to new drugs. DIR fees is a term used by the Centers for Medicare and Medicaid Services (“CMS”) to address price concessions that ultimately impact the prescription drug costs of Medicare Part D plans, but are not captured at the point of sale.  This term is used to capture a number of a different type of fees assessed after adjudication of a claim.

Gross profit in the third quarter of 2016 was $78.5 million and generated a 6.6% gross margin, compared to $75.8 million and 8.0% in the third quarter of 2015.  The gross margin decline in the quarter was primarily due to the impact of the incremental DIR fees, the non-repeat of a one-time approximately $3 million pharma incentive that was received in the year ago period, a continued shift in mix towards higher priced but lower percent margin drugs, including the impact of TNH, lower growth and lower margins in our specialty infusion business, and the September 2015 sale of our low profit, but high margin, compounding business.

Selling, general, and administrative expenses (“SG&A”) for the third quarter of 2016 were $77.1 million, an increase of $28.3 million, compared to $48.9 million in the third quarter of 2015.  Of this increase, $6.8 million related to employee cost, including employee cost from our acquired entity.  The increased employee expense was primarily attributable to higher prescription dispensed volume, combined with the increased clinical and administrative complexity associated with our mix of both acquired and organic business.  Also contributing to the increase was the non-repeat of a favorable $6.8 million Q3 2015 change in the fair value of contingent consideration associated with our acquisitions during Q3 2015.  We also experienced a $4.8 million impairment expense to fully impair the definite-lived intangible assets associated with Primrose Healthcare, LLC (“Primrose”), a $4.4 million increase in bad debt expense, a $1.9 million increase in amortization expense from definite-lived intangible assets associated with our acquisitions, and increases in other SG&A to support our growth; including software licenses, insurance and other miscellaneous expenses.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration and the impairment of Primrose, was 6.1% for the three months ended September 30, 2016 compared to 5.9% in the prior year period.  This increase is primarily attributable to the non-repeat of a $2.9 million bad debt expense credit in the prior year period, partially offset by natural leverage associated with managing high priced drugs.

Net income attributable to Diplomat for the third quarter of 2016 was $5.4 million versus $16.0 million in the third quarter of 2015, a decrease of $10.6 million.  The decrease in net income was driven by the revenue, gross profit, and SG&A explanations above, partially offset by a $13.0 million improvement in income taxes.  Adjusted EBITDA for the third quarter of 2016 was $22.6 million versus $33.0 million in the third quarter of 2015, a decrease of $10.4 million.  This decrease resulted from the incremental DIR fees, and the non-repeat of the one-time pharma incentive and the bad debt expense credit both recognized in the year ago period.

Earnings per common share for the third quarter of 2016 was $0.08, compared to $0.25 per common share for the third quarter of 2015.  On a diluted basis, earnings per share was $0.08 per common share in the third quarter of 2016, compared to $0.24 per common share in the prior year period.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.21 in the third quarter of this year compared to $0.27 in the third quarter of 2015.  Compared to the year ago period, our diluted weighted average common shares outstanding in the third quarter of 2016 were approximately 4% higher, impacted by the use of shares as partial consideration for our TNH acquisition,  as consideration for the BioRx LLC earn out, and stock option activity.

2016 Financial Outlook

For the full-year 2016, we are decreasing our previous financial guidance for revenue, adjusted EBITDA, and Adjusted EPS. Our guidance is as follows:

•                  Revenue between $4.4 and $4.6 billion, versus the previous range of $4.5 and $4.9 billion

•                  Adjusted EBITDA between $107 and $111 million, versus the previous range of $121 and $129 million

•                  Adjusted EPS between $0.83 and $0.87, versus the previous range of $0.90 to $0.95

Our Adjusted EPS expectations assume approximately 68,500,000 weighted average common shares outstanding on a diluted basis for the fourth quarter and a forty percent tax rate for the fourth quarter, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its Third Quarter 2016 performance this evening, November 2, 2016, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 95207458 approximately 15 minutes prior to the call.  A live webcast and transcript of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days.

Supplemental Investor Information Available

The company provides supplemental investor information along with its earnings announcements, which will be available on the investor relations section of the Company’s website for approximately 90 days.  Click here for additional information on the earnings results

About Diplomat

Diplomat Pharmacy, Inc. (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for individuals with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, specialized infusion therapy and many other serious or long-term conditions.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information, visit www.diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss), Adjusted EBITDA, EPS, Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:

Bob East, Westwicke Partners

443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$17,092	$27,600
Accounts receivable, net	289,162	254,682
Inventories	197,025	165,950
Deferred income taxes	17,992	5,311
Prepaid expenses and other current assets	7,528	7,427
Total current assets	528,799	460,970

Property and equipment, net	20,059	16,538
Capitalized software for internal use, net	51,659	37,250
Goodwill	315,373	256,318
Definite-lived intangible assets, net	208,722	224,644
Investment in non-consolidated entity	4,959	4,959
Other noncurrent assets	783	900
Total assets	$1,130,354	$1,001,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$331,979	$296,587
Borrowings on line of credit	45,519	—
Short-term debt, including current portion of long-term debt	6,750	6,000
Accrued expenses:
Compensation and benefits	7,115	5,563
Contingent consideration	—	52,665
Other	11,371	11,087
Total current liabilities	402,734	371,902

Long-term debt, less current portion	102,179	106,706
Deferred income taxes	12,027	7,425
Total liabilities	516,940	486,033

Commitments and contingencies

Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 66,711,874 and 64,523,864 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	502,695	451,620
Additional paid-in capital	32,807	29,221
Retained earnings	77,404	31,130
Total Diplomat Pharmacy shareholders’ equity	612,906	511,971
Noncontrolling interests	508	3,575
Total shareholders’ equity	613,414	515,546
Total liabilities and shareholders’ equity	$1,130,354	$1,001,579

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$1,181,173	$946,913	$3,265,549	$2,379,807
Cost of goods sold	(1,102,661)	(871,150)	(3,024,529)	(2,193,233)
Gross profit	78,512	75,763	241,020	186,574
Selling, general and administrative expenses	(77,138)	(48,860)	(200,748)	(147,637)
Income from operations	1,374	26,903	40,272	38,937
Other (expense) income:
Interest expense	(1,831)	(1,542)	(4,787)	(3,766)
Other	49	90	262	270
Total other expense	(1,782)	(1,452)	(4,525)	(3,496)
(Loss) income before income taxes	(408)	25,451	35,747	35,441
Income tax benefit (expense)	3,236	(9,768)	(9,443)	(13,973)
Net income	2,828	15,683	26,304	21,468
Less: net loss attributable to noncontrolling interest	(2,580)	(278)	(3,067)	(742)
Net income attributable to Diplomat Pharmacy, Inc.	$5,408	$15,961	$29,371	$22,210

Net income per common share:
Basic	$0.08	$0.25	$0.45	$0.37
Diluted	$0.08	$0.24	$0.43	$0.36

Weighted average common shares outstanding:
Basic	66,511,118	63,890,060	65,714,727	59,507,347
Diluted	68,359,611	65,513,055	68,082,564	61,758,979

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income	$26,304	$21,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,085	20,823
Changes in fair values of contingent consideration	(8,922)	(1,660)
Contingent consideration payments	(4,174)	(3,738)
Net provision for doubtful accounts	6,378	3,307
Share-based compensation expense	4,508	2,502
Deferred income tax expense	8,824	1,185
Impairment expense	4,804	150
Amortization of debt issuance costs	878	665
Excess tax benefits related to share-based awards	—	(14,348)
Other	1	60
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(23,639)	(43,513)
Inventories	(26,194)	(28,379)
Accounts payable	5,390	18,644
Other assets and liabilities	1,162	25,366
Net cash provided by operating activities	31,405	2,532

Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(69,172)	(299,534)
Expenditures for capitalized software for internal use	(9,797)	(9,145)
Expenditures for property and equipment	(5,012)	(2,374)
Other	1	8
Net cash used in investing activities	(83,980)	(311,045)

Cash flows from financing activities:
Net proceeds from line of credit	45,519	21,756
Payments on long-term debt	(4,500)	(1,500)
Proceeds from issuance of stock upon stock option exercises	3,758	8,745
Contingent consideration payments	(2,681)	(3,012)
Payments of debt issuance costs	(29)	(5,056)
Proceeds from follow-on public offering, net of transaction costs	—	187,238
Proceeds from long-term debt	—	120,000
Payments made to repurchase stock options	—	(36,298)
Excess tax benefits related to share-based awards	—	14,348
Net cash provided by financing activities	42,067	306,221
Net decrease in cash and equivalents	(10,508)	(2,292)
Cash and equivalents at beginning of period	27,600	17,957
Cash and equivalents at end of period	$17,092	$15,665

Supplemental disclosures of cash flow information:
Cash paid for interest	$(3,793)	$(2,730)
Net cash refunded (paid) for income taxes	1,291	(346)

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
	(dollars in thousands) (Unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$5,408	$15,961	$29,371	$22,210
Depreciation and amortization	13,695	9,948	36,085	20,823
Interest expense	1,831	1,542	4,787	3,766
Income tax (benefit) expense	(3,236)	9,768	9,443	13,973
EBITDA	$17,698	$37,219	$79,686	$60,772

Contingent consideration and other merger and acquisition expense	$423	$(6,251)	$(6,904)	$475
Share-based compensation expense	1,356	1,270	4,508	2,502
Employer payroll taxes - option repurchases and exercises	138	307	208	1,483
Other items	398	361	1,175	1,104
Severance and related fees	152	112	154	426
Restructuring and impairment charges	2,450	—	2,450	150
Adjusted EBITDA	$22,615	$33,018	$81,277	$66,912

Adjusted EPS (diluted)

Below is a reconciliation of net income attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$5,408	$15,961	$29,371	$22,210
Amortization of acquisition-related intangible assets	10,611	8,747	29,113	17,377
Contingent consideration and other merger and acquisition expense	423	(6,251)	(6,904)	475
Income tax impact of adjustments	(2,136)	(958)	(5,867)	(7,413)
Adjusted non-GAAP net income	$14,306	$17,499	$45,713	$32,649

Net income attributable to Diplomat Pharmacy, Inc	0.08	0.24	0.43	0.36
Amortization of acquisition-related intangible assets	0.16	0.13	0.43	0.28
Contingent consideration and other merger and acquisition expense	0.01	(0.09)	(0.10)	0.01
Income tax impact of adjustments	(0.04)	(0.01)	(0.09)	(0.12)
Adjusted EPS	$0.21	$0.27	$0.67	$0.53

Weighted average common shares outstanding:
Diluted	68,359,611	65,513,055	68,082,564	61,758,979